Exhibit 10.24

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this Agreement, is made and entered into as of April 9, 2012 by and between AGY Holding Corp., a Delaware corporation, having its principal office in Aiken, South Carolina (“AGY”), and Jay Ferguson (“Consultant”).

W I T N E S S E T H:

WHEREAS, AGY is engaged globally in the development, production, sale and distribution of fiberglass reinforcements and yarns, including high-strength, high-performance glass fiber reinforcements and fine electrical glass fiber yarns (the Business); and

WHEREAS, AGY desires to engage Consultant to provide services in connection with AGY’s investor relations and other strategic financial reporting and communications processes and projects, and Consultant is willing to accept such engagement pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Engagement as Independent Contractor. AGY hereby engages Consultant as an independent contractor to act as an Interim Chief Financial Officer for the Company and Consultant hereby accepts said engagement for the term hereof in accordance with the terms hereinafter set forth.

2. Services. Consultant, as an independent contractor, agrees to be available to AGY immediately as of the date of this Agreement for purposes of providing services in connection with AGY’s finance and accounting organization.

3. Compensation. For and in consideration of the consulting services to be rendered by Consultant hereunder and the covenants made by Consultant herein, during the term of this Agreement, Consultant shall invoice AGY, and AGY shall pay Consultant, at the rate of $50,000 per month for work performed under this Agreement. Partial months will be calculated at a rate of $11,000 per week. AGY shall also promptly reimburse Consultant for reasonable business expenses incurred during the term of this Agreement by Consultant in performing services hereunder, including all expenses associated with business travel and living expenses while away from home on business or at the request of and in the service of AGY, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by AGY.

4. Term of Agreement. This Agreement shall be effective on the date first above written and continue in effect until terminated at any time by either party, with or without cause, upon thirty (30) days’ written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated by AGY upon notice to the Consultant in the event (1) AGY engages a new Chief Financial Officer or Interim Chief Financial Officer, (2) the Consultant fails to perform, or is negligent in the performance of, his duties hereunder, (3) the Consultant breaches any provision of this Agreement, (4) the Consultant commits a felony or other crime involving moral turpitude, or engages in fraud, theft or other dishonesty, or (5) the Consultant engages in other conduct that could be harmful to the business, interests or reputation of the Company. AGY shall pay Consultant for all charges due and reimburse Consultant for all expenses incurred up to the effective date of termination.

5. Non-Disclosure of AGY Confidential Information. As used in this Agreement, the term Confidential Information means any and all of AGY’s trade secrets, confidential and proprietary information and all other information and data of AGY that is not generally known to third persons who could derive economic value from its use or disclosure, including, but not limited to, confidential business methods and processes, research and development information, lists of customers, information pertaining to customers, personnel information, financial information, marketing information, pricing information, information pertaining to AGY’s relationships with business partners, business plans, and information about prospective customers or prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Consultant in rendering services for AGY. Consultant acknowledges that the Confidential Information is a valuable, special and unique asset of AGY. During Consultant’s engagement by AGY and thereafter, Consultant will not use or disclose to others any of the Confidential Information, except as authorized in writing by AGY or in the performance of work assigned to Consultant by AGY. Consultant agrees that AGY owns the Confidential Information and Consultant has no rights, title or interest in any of the Confidential Information. Consultant will abide by AGY’s policies protecting the Confidential Information. At AGY’s request, Consultant will immediately deliver to AGY any and all materials (including copies and electronically stored data) containing any Confidential Information in Consultant’s possession, custody or control. Consultant’s confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to any information which becomes generally known to the public through no fault or action of Consultant.

6. Ownership. As used in this Agreement, the term Protected Property shall mean any and all ideas, designs, concepts, techniques, know-how, inventions, discoveries, improvements, code, data, written materials or other intellectual property made, conceived, created or developed by Consultant in the performance of services hereunder. Consultant hereby sells, conveys, grants, and assigns to AGY, and agrees to sell, convey, grant and assign to AGY in the future, without reservation and throughout the world, all of its right, title and interest in and to the Protected Property, and all other work product of the services performed hereunder, including but not limited to all worldwide patent rights, copyrights, trade secret rights, trademark rights, and all other proprietary rights in and to the Protected Property. During and subsequent to the term of this Agreement, and without further consideration, Consultant will confirm or otherwise document the assignment to AGY of all such right, title, and interest and assist AGY and its nominees to secure, perfect, maintain, protect and defend for AGY’s own benefit such right, title, and interest in any and all countries.

7. Return of AGY Property. Consultant acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Consultant receives or makes in the course of employment with AGY are and shall remain the property of AGY, and Consultant shall immediately deliver such property (including all copies or compilations) to AGY upon AGY’s request or upon termination of this Agreement.

8. Independent Contractor. Consultant, is acting as an independent contractor and not as an AGY employee or agent and Consultant shall not be considered an employee of AGY within the meaning or the application of any federal, state or local laws or regulations. Consultant assumes full responsibility for its acts and agrees that nothing in this Agreement is intended to, or shall be construed as or constitute, AGY’s exercising control or direction over the manner or method by which Consultant performs services hereunder. Other than as expressly authorized by the Board of Directors of AGY in connection with his role as an officer of AGY, Consultant shall not have any right, power or authority to create, and shall not represent to any person that it has the power to create any obligation, express or implied, on AGY’s behalf without the express prior written consent of AGY.

9. Taxes and Insurance. Consultant agrees that, as an independent contractor, he will be solely responsible for paying all taxes and other legally required payments. Consultant understands that the consulting fees paid hereunder are not subject to withholding for Social Security, unemployment, Medicare, or federal, state, or local income or other taxes, and that Consultant will thus be solely responsible for any and all such taxes and payments. Further, Consultant agrees that, as an independent contractor, he will be solely responsible for obtaining and paying for any insurance required by law, including without limitation workers’ compensation insurance, unemployment insurance, and comprehensive general liability insurance. Consultant agrees that he assumes all risks in connection with the adequacy of any and all such insurance that Consultant elects to obtain. Notwithstanding the foregoing, AGY shall provide Consultant with coverage under its Directors and Officers liability insurance policy, subject to the terms of such policy.

10. No Right to Employee Benefits. Consultant agrees that, because he is an independent contractor, Consultant and his dependents will not be eligible to participate in, or receive benefits under, any of the employee benefit plans maintained by AGY from time to time. Consultant hereby waives all rights, if any, to participate in, or receive benefits under, any of AGY’s employee benefit plans in effect from time to time. Consultant also agrees that he will never make a claim under any of the employee benefit plans of AGY, and further agrees to indemnify and hold AGY and its employee benefit plans and all those connected with it or them harmless from all liabilities and expenses in any way arising out of any such claim by the Consultant or by anyone claiming through him or on his behalf.

11. Indemnification. Consultant agrees to indemnify and hold harmless AGY, its subsidiaries and other affiliates, and all of its and their respective shareholders, directors, officers, employees, agents, successors and assigns, from any and all injuries, losses, claims and damages to any person or property, and all costs and expenses, including without limitation attorneys’ fees, and any other liabilities or penalties incurred by any of the foregoing as a result of any violation of the Consultant’s obligations to pay taxes or to obtain insurance, or as a result of any other action or omission by Consultant or any other party associated with Consultant in connection with this Agreement. AGY shall indemnify Consultant to the extent provided in its then-current certificate of incorporation or by-laws.

12. Entire Agreement, Amendment, Waiver. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. The provisions of this Agreement may be amended, modified, or waived only by a written agreement signed by both parties hereto. A written waiver provided pursuant to this Section shall be effective only in the specific instances and for the specific purpose for which given. No failure or delay on the part of the Company in the exercise of any right, power, or privilege hereunder shall operate as a waiver of any such right, power, or privilege, nor shall any such failure or delay preclude any other or further exercise thereof.

13. Survival of Obligations. Consultant acknowledges and agrees that Consultant’s obligations under this Agreement, including, without limitation, Consultant’s confidentiality, return of AGY property and indemnification obligations, shall survive the termination of this Agreement, regardless of the cause date or manner of such termination.

14. Governing Law; Statutory and Common Law Duties; Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina, notwithstanding any state’s choice-of-law rules to the contrary. This Agreement is intended, among other things, to supplement the provisions of the South Carolina Uniform Trade Secrets Act, as amended from time to time, and the duties Consultant owes to AGY under the common law. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Aiken County, South Carolina, or, if necessary because of a federal question mandating jurisdiction in the federal courts is involved, the United States District Court for the District of South Carolina, Aiken Division, and the parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

15. Miscellaneous. By signing this Agreement, Consultant represents and warrants that executing this Agreement and performing his obligations under this Agreement will not cause Consultant to breach or be in conflict with any other agreement to which Consultant is a party or is bound and will not otherwise violate any obligations that the Consultant may have to any third party.

16. Successors and Assigns. AGY shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of AGY, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Consultant, its principals, successors and assigns. Consultant shall not have the right to assign this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), al of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have expressed their mutual agreement to the foregoing, evidenced by the following duly authorized signatures.

AGY:
AGY Holding Corp.

By:	/s/ Richard Jenkins
Name:	Richard Jenkins
Title:	Interim Chief Executive Officer

Consultant:

Jay W. Ferguson

By:	/s/ Jay W. Ferguson
Name:	Jay W. Ferguson
Title:	Consultant

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